UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: February 23, 2023

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 ENTRY INTO A MATERIAL DEFINITVE AGREEMENT.

On February 23, 2023, the Company entered into a Commercial License Agreement (the “License Agreement”) with Inspirevax Inc. (“Inspirevax”) pursuant to which Inspirevax granted the Company an exclusive worldwide license to use Inspirevax’s inventions, patents, trade secrets, know-how, copyright, biological material, designs, and/or technical information created by or on behalf of Inspirevax (the “Inspirevax Technologies”) relating to its novel lipid-protein based intranasal adjuvants, to make, research, and develop an intra-nasal vaccine in combination with an antigen (“Combination Product”) to be used in an intranasal vaccine for use against diseases caused by coronaviruses and any genetic variants thereof to be sold by us.

As consideration for the grant of the license, the Company will pay an upfront signing fee of $50,000. The Company will be subject to certain milestone payments as follows: (a) $75,000 upon the Company’s decision on an appropriate nasal spray device, (b) $100,000 upon a first patient being dosed in a phase 2a clinical trial, (c) $200,000 upon a first patient being dosed in a Phase 2b/3 clinical trial, (d) $800,000 upon a biologics License Application being submitted to the FDA, (e) $400,000 upon first filing of marketing authorization outside of the United States, and $200,000 for each such additional filing up to five filings, (f) $2,000,000 upon first commercial sale in the United States, (g) $1,000,000 upon first commercial sale in Europe, (h) $500,000 upon first commercial sale outside of United States and Europe and $250,000 for each other country or region up to five. Additionally, during the term the Company will pay to Inspirevax a 7% royalty on net sales subject to certain gross revenue limitations at which time the royalty will decrease to 4%.

The Company will be required to use its best efforts to develop a product using the Inspirevax technology including the following: (a) first subject enrollment in first clinical study by December 31, 2023, (b) the first subject enrolled in a Phase 2a study by September 30, 2024, (c) first subject enrolled in a phase 3 registration trial by December 31, 2026, and (d) first marketing approval application submitted by June 30, 2028.

Pursuant to the License Agreement, Inspirevax is required to bear the responsibility and pay the costs to obtain and maintain patents related to the Inspirevax Technologies.

Pursuant to the License Agreement, any and all intellectual property rights in any invention conceived, reduced to practice, or developed during the Term of the License Agreement solely arising from or solely related to the Combination Product or the antigen will be owned by the Company, and the Company will bear the responsibility and pay the costs to obtain and maintain patents related to these inventions.

Pursuant to the License Agreement, the Company is required to indemnify and hold Inspirevax and its employees and agents harmless from and against all liability and damages in connection with or arising out of all claims, demands, losses, damages, costs including solicitor and client costs, actions, suits or proceedings brought by any third party that are in any manner based upon, arising out of, related to, occasioned by, or attributable to the manufacturing, distribution, shipment, offering for sale, sale, or use of Products, services based on the Inspirevax Technologies and product liability and infringement of intellectual property rights other than copyright, if any, licensed under the License Agreement.

Unless terminated earlier, the License Agreement will terminate the later of (i) twenty (20) years from the first commercial sale of a product, (ii) the last date a product is covered by a valid patent claim, or (iii) the expiration of regulatory exclusivity. The Company may terminate the License Agreement, by giving thirty (30) days written notice to Inspirevax. Either party may terminate, if the other party defaults or is in breach of the License Agreement, provided that if the defaulting party cures the breach within sixty (60) days after the notice is given, the License Agreement shall continue in full force and effect. The License Agreement contains customary confidentiality obligations.

The companies will form a Joint Development Committee (JDC) comprising representatives of both companies to oversee the development efforts collaboratively. Additionally, the agreement provides a certain period of time for the companies to expand their collaboration to pursue the development of additional intranasal vaccine candidates using Inspirevax’s adjuvants.

On March 1, 2023, Oragenics, Inc. issued a press release announcing an exclusive Global License Agreement with Inspirevax to Develop Intranasal Covid Vaccine Candidate. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 1, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 1st day of March, 2023.

ORAGENICS, INC. (Registrant)

BY:	/s/ Kimberly Murphy
Kimberly Murphy President and Chief Executive Officer